As filed with the Securities and Exchange Commission on December 6, 1995.

                                                               File No. 811-6647
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 5

                                       TO

                                    FORM N-1A

                             REGISTRATION STATEMENT

                    UNDER THE INVESTMENT COMPANY ACT OF 1940




                             GROWTH STOCK PORTFOLIO

               (Exact Name of Registrant as Specified in Charter)




                       P.O. Box 7177, 6000 Memorial Drive
                               Dublin, Ohio 43017

                    (Address of Principal Executive Offices)

        Registrant's Telephone Number, including Area Code: 614-766-7000

     Donald F. Meeder, P.O. Box 7177, 6000 Memorial Drive, Dublin, OH 43017
                     (Name and Address of Agent for Service)

                                    Copy to:
                                 James B. Craver
                                 One Lewis Wharf
                                Boston, MA 02110

================================================================================

                                EXPLANATORY NOTE


         This Amendment to the Registration Statement of Growth Stock Portfolio has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the "1940 Act"). However, beneficial interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the "1933 Act"), since such interests will be offered solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities which are "accredited investors" as defined in Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any beneficial interests in the Registrant.

                                     PART A

         Not applicable.

                                     PART B

ITEM 10.  COVER PAGE.

         Not applicable.

ITEM 11.  TABLE OF CONTENTS.

                                                                Page
         General Information and History . . . . . . . . . . .  B-1
         Investment Objective and Policies . . . . . . . . . .  B-1
         Management of the Portfolio . . . . . . . . . . . . .  B-10
         Control Persons and Principal Holders of Securities .  B-12
         Investment Advisory and Other Services  . . . . . . .  B-12
         Brokerage Allocation and Other Practices  . . . . . .  B-14
         Capital Stock and Other Securities  . . . . . . . . .  B-16
         Purchase, Redemption and Pricing of Securities  . . .  B-18
         Tax Status  . . . . . . . . . . . . . . . . . . . . .  B-18
         Underwriters  . . . . . . . . . . . . . . . . . . . .  B-19
         Calculation of Performance Data . . . . . . . . . . .  B-19
         Financial Statements  . . . . . . . . . . . . . . . .  B-19

ITEM 12.  GENERAL INFORMATION AND HISTORY.

         Not applicable.

ITEM 13.  INVESTMENT OBJECTIVE AND POLICIES.

         Part A contains additional information about the investment objective and policies of the Growth Stock Portfolio (the "Portfolio"). This Part B should only be read in conjunction with Part A.

         The investment policies set forth below represent the Portfolio's policies as of the date of this Registration Statement. The investment policies are not fundamental and may be changed by the Trustees of the Portfolio without investor approval. No such change would be made, however, without 30 days' written notice to investors.

         R. Meeder & Associates, Inc., the investment adviser of the Portfolio (the "Adviser"), places a high degree of importance on protecting portfolio values from severe market declines.

Consequently, the Portfolio's assets may at times be invested for defensive purposes in bonds and money market instruments. (See "Money Market Instruments and Bonds" below.)

         Because the Adviser intends to employ flexible defensive investment strategies when market trends are not considered favorable, the Adviser may occasionally change the entire Portfolio. High transaction costs could result compared with other investment companies.

         This defensive investment strategy can produce high portfolio turnover ratios when calculated in accordance with SEC rules. The portfolio turnover rate for the Portfolio was 103% for the year ended December 31, 1994 (100% in 1993).

         The Portfolio began the year with 50% of the portfolio invested in the stock market and became fully invested in early January. The Portfolio remained fully invested in the stock market through 1994's first quarter rally. The Portfolio was invested defensively from March through the end of the year. The assets of the Portfolio were defensive via the implementation of hedging strategies or by investment in short-term bonds or money market instruments due to the Adviser's evaluation that the level of risk in the stock and bond markets was high and it was not prudent to have exposure to those markets.

         The Adviser is presently unable to predict the portfolio turnover rate for the current year, as any major change in investment posture to a defensive position, or vice versa, will result in a portfolio turnover of 100% or more. It is conceivable that the turnover rate of the Portfolio will exceed 200% in the current year.

         The Portfolio intends to comply with the short-term trading restrictions of Subchapter M of the Internal Revenue Code of 1986, as amended, although these restrictions could inhibit a rapid change in the Portfolio's investments. The Portfolio will strive for a positive investment return each calendar year.

         The Portfolio will invest in two representative groups of common stocks; one comprised of large capitalization stocks, the other of small capitalization stocks. At times, the Portfolio may invest more heavily in one group than the other. For the purposes of this policy, "large capitalization" stocks are defined as stocks of companies that rank in the top one third of the common stocks listed on the New York Stock Exchange ("N.Y.S.E."), based upon their equity capitalization. The "small capitalization" group are defined as stocks of companies that rank in the middle one third of the common stocks listed on the N.Y.S.E., based upon their equity capitalization. This group of stocks would generally rank near or slightly below the average capitalization of all common stocks listed on the N.Y.S.E.

         Stocks may be deleted from either group in order to meet diversification requirements or due to mergers, takeovers, or bankruptcies.

         In seeking to attain the objective of the Portfolio, the Adviser will change its investments from common stocks to a defensive position and back again to meet changing conditions in the stock market. Although earning current income will not be an objective, some income may be realized from stocks, from convertible securities, or, when the Portfolio takes a defensive position, from debt instruments.

         The Portfolio's assets will be invested in stocks except when invested in bonds or money market instruments for defensive purposes. The Portfolio will invest in common stocks when the Adviser believes the stock market environment is favorable. Assets will be invested in money market instruments or bonds when the Adviser believes a weak or declining trend in the stock market is occurring. The Portfolio will not invest in bonds or money market instruments except for defensive purposes, nor will it invest in bonds for capital appreciation.

                       MONEY MARKET INSTRUMENTS AND BONDS

         When investing in money market instruments or bonds, the Portfolio will limit its purchases, denominated in U.S. dollars, to the following securities:

   - U.S. Government Securities and Securities of its Agencies and Instrumentalities--obligations issued or guaranteed as to principal or interest by the United States or its agencies (such as the Export Import Bank of the United States, Federal Housing Administration and Government National Mortgage Association) or its instrumentalities (such as the Federal Home Loan Bank, Federal Intermediate Credit Banks and Federal Land Bank), including Treasury bills, notes and bonds.

   - Bank Obligations and Instruments Secured Thereby--obligations (including certificates of deposit, time deposits and bankers' acceptances) of domestic banks having total assets of $1,000,000,000 or more, instruments secured by such obligations and obligations of foreign branches of such banks, if the domestic parent bank is unconditionally liable to make payment on the instrument if the foreign branch fails to make payment for any reason. The Portfolio may also invest in obligations (including certificates of deposit and bankers' acceptances) of domestic branches of foreign banks having assets of $1,000,000,000 or more, if the domestic branch is subject to the same regulation as United States banks. The Portfolio will not invest at time of purchase more than 25% of its assets in obligations of banks, nor will the Portfolio invest more than 10% of its assets in time deposits.

   - High Quality Commercial Paper--the Portfolio may invest in commercial paper rated no lower than "A-2" by Standard & Poor's Corporation ("Standard & Poor's") or "Prime-2" by Moody's Investors Service, Inc. ("Moody's"), or, if not rated, issued by a company having an outstanding debt issue rated at least A by Standard & Poor's or Moody's.

   - Private Placement Commercial Paper--private placement commercial paper ("Rule 144A securities") consists of unregistered securities which are traded in public markets to qualified institutional investors, such as the Portfolio. The Portfolio's risk is that the universe of potential buyers for the securities, should the Portfolio desire to liquidate a position, is limited to qualified dealers and institutions, and therefore such securities could have the effect of being illiquid. A position in such Rule 144A securities would ordinarily be subject to a 10% limitation. The Board of Trustees of the Portfolio has identified the market for, and the categories of qualified buyers of, Rule 144A securities and has determined that it is sufficient to consider such securities to be liquid and not subject to the 10% illiquid asset limitation. The Trustees have determined that the Portfolio may invest up to 35% of its assets, at cost on the date of purchase, in private placement commercial paper.

   - High Grade Corporate Obligations--obligations rated at least A by Standard & Poor's or by Moody's. See rating information below.

   - Repurchase Agreements Pertaining to the Above--the Portfolio may invest without limit in any of the above securities subject to repurchase agreements with any Federal Reserve reporting dealer or member bank of the Federal Reserve System. A repurchase agreement is an instrument under which the purchaser (i.e., the Portfolio) acquires ownership of a debt security and the seller agrees, at the time of the sale, to repurchase the obligation at a mutually agreed upon time and price, thereby determining the yield during the purchaser's holding period. This results in a fixed rate of return insulated from market fluctuations during such period. The underlying securities could be any of those described above, some of which might bear maturities exceeding one year. The Portfolio's risk is that the seller may fail to repurchase the security on the delivery date.

         If the seller defaults, the underlying security constitutes collateral for the seller's obligation to pay. It is a policy of the Portfolio to make settlement on repurchase agreements only upon proper delivery of the underlying collateral. Repurchase agreements usually are for short periods, such as one week or less, but could be longer. The Portfolio may enter into repurchase agreements with its custodian (Star Bank, N.A., Cincinnati) when it is advantageous to do so. The Portfolio will not invest more than 10% of its assets, at time of purchase, in repurchase agreements which mature in excess of seven days.

                                     RATINGS

1.  Moody's Corporate Bond Ratings:

         Aaa--Bonds which are rated Aaa are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as "gilt edge." Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

         Aa--Bonds which are rated Aa are judged to be high quality by all standards. Together with the Aaa group they comprise what are generally known as high grade bonds. They are rated lower than the best bonds because margins or protection may not be as large as in Aaa securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long-term risks appear somewhat larger than in Aaa securities.

         A--Bonds which are rated A possess many favorable investment attributes and are to be considered as upper medium grade obligations. Factors giving security to principal and interest are considered adequate, but elements may be present which suggest a susceptibility to impairment sometime in the future.

         Baa--Bonds which are rated Baa are considered as medium grade obligations, i.e., they are neither highly protected nor poorly secured. Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.

2.  Standard & Poor's Corporate Bond Ratings:

         AAA--Bonds rated AAA are highest grade obligations. They possess the ultimate degree of protection as to principal and interest. Marketwise they move with interest rates, and hence provide the maximum safety on all counts.

         AA--Bonds rated AA also qualify as high grade obligations, and in the majority of instances differ from AAA issues only in small degree. Here, too, prices move with the long-term money market.

         A--Bonds rated A are regarded as upper medium grade. They have considerable investment strength but are not entirely free from adverse effects of changes in economic and trade conditions. Interest and principal are regarded as safe. They predominantly reflect money rates in their market behavior but, to some extent, also economic conditions.

         BBB--Bonds rated BBB are regarded as having an adequate capacity to pay principal and interest. Whereas they normally exhibit protection parameters, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to pay principal and interest for bonds in this category than for bonds in the A category.

3.  A-1 and P-1 Commercial Paper Ratings:

         Commercial paper rated A-1 by Standard & Poor's Corporation has the following characteristics: Liquidity ratios are adequate to meet cash requirements. Long term senior debt is rated "A" or better. The issuer has access to at least two additional channels of borrowing. Basic earnings and cash flow have an upward trend. Typically, the issuer's industry is well established and the issuer has a strong position within the industry. The reliability and quality of management are unquestioned. Relative strength or weakness of the above factors determines whether the issuer's commercial paper is A-1, A-2, or A-3.

         The rating P-1 is the highest commercial paper rating assigned by Moody's Investors Service, inc. ("Moody's"). Among the factors considered by Moody's in assigning ratings are the following: (1) evaluation of the management of the issuer; (2) economic evaluation of the issuer's industry or industries and an appraisal of speculative-type risks which may be inherent in certain areas; (3) evaluation of the issuer's products in relation to competition and customer acceptance; (4) liquidity; (5) amount and quality of long-term debt;
(6) trend of earnings over a period of ten years; (7) financial strength of a parent company and the relationships which exist with the issuer; and (8) recognition by the management of obligations which may be present or may arise as a result of public interest questions and preparations to meet such obligations.

4.  Description of Permitted Money Market Instruments:

         Commercial Paper--refers to promissory notes issued by corporations in order to finance their short term credit needs.

         U.S. Government Obligations--are bills, certificates of indebtedness, notes and bonds issued by the U.S. Treasury and agencies, authorities and instrumentalities of the U.S. Government established under the authority of an act of Congress. Some obligations of U.S. Government agencies, authorities and instrumentalities are supported by the full faith and credit of the U.S. Treasury such as, for example, the Government National Mortgage Association; others by the right of the issuer to borrow from the Treasury, authority or instrumentality such as, for example, Federal Home loan Mortgage and Federal Home Loan Bank.

         Repurchase Agreements--a repurchase transaction occurs when an investor buys a security and simultaneously agrees to resell it at a later date to the person from whom it was bought, at a higher price. The price differential represents interest for the period the security is held. Repurchase transactions will normally be entered into with banks and securities brokers. The Portfolio could suffer a loss if the bank or securities broker with which the Portfolio had a repurchase agreement were to default.

         Certificates of Deposit--are certificates issued against funds deposited in a bank, are for a definite period of time, earn a specified or variable rate of return and are normally negotiable.

         Banker's Acceptances--are short-term credit instruments used to finance the import, export, transfer or storage of goods. They are termed "accepted" when a bank guarantees their payment at maturity.

         Corporation Obligations--include bonds and notes issued by corporations in order to finance longer term credit needs.

                               HEDGING STRATEGIES

         The Adviser may conduct a hedging program on behalf of the Portfolio for any of the reasons described in Part A. Such a program would involve entering into options or futures transactions.

         The objective of an option or futures transaction could be to protect a profit or offset a loss in the Portfolio from future price erosion. Or, the objective could be to acquire the right to purchase a fixed amount of securities at a future date for a definite price. In either case, it would not be necessary for the Portfolio to actually buy or sell the securities currently. Instead, the option or futures contract would give the Portfolio the right at a future date to sell, or in other instances buy, the particular securities under consideration or similar securities. The quantity of the securities covered by the futures contract would be the same, or approximately the same, as the quantity held in the Portfolio or the quantity under consideration for purchase.

         In lieu of the sale of a security, an option transaction could involve the purchase of a put option contract, which would give the Portfolio the right to sell a security or futures contract on an index (see below) at a specified price until the expiration date of the option. A Portfolio will only purchase a put option contract when the quantity of the underlying security involved in the option transaction is equal to that owned by the Portfolio. Limitations on the use of put option contracts on an index are described below.

         Also, in lieu of the sale of securities, a futures transaction could involve the sale of a futures contract which would require a Portfolio either
(a) to deliver to the other party to the contract the securities specified and receive payment at the price contracted for, prior to the expiration date of the contract, or (b) to make or entitle it to receive payments representing (respectively) the loss or gain on the security or securities involved in the futures contract.

         In lieu of the purchase of a security, an option transaction could involve the purchase of a call option which would give the Portfolio the right to buy a specified security or index aggregate at a specified price until the expiration date of the option contract. Sufficient cash or money market instruments will be segregated and maintained in reserve to complete the purchase.

         In lieu of the purchase of securities, a futures transaction could involve the purchase of a futures contract which would either (a) require the Portfolio to receive and pay for the securities specified in the futures contract at the price contracted for prior to the expiration date of the contract or (b) require the Portfolio to make payment or receive payment representing respectively the loss or gain on the security or securities involved in the contract.

                             INVESTMENT RESTRICTIONS

         The investment restrictions below have been adopted by the Portfolio as fundamental policies. Under the Investment Company Act of 1940 (the "1940 Act"), a "fundamental" policy may not be changed without the vote of a majority of the outstanding voting securities of the Portfolio, which is defined in the 1940 Act with respect to the Portfolio as the lesser of (a) 67 percent or more of the Portfolio's beneficial interests represented at a meeting of investors if the holders of more than 50 percent of the outstanding beneficial interests are present or represented by proxy, or (b) more than 50 percent of the outstanding beneficial interests ("Majority Vote"). The percentage limitations contained in the restrictions listed below apply at the time of the purchase of the securities.

         The Portfolio may not: (a) Issue senior securities; (b) Borrow money except as a temporary measure, and then only in an amount not to exceed 5% of the value of its net assets (whichever is less) taken at the time the loan is made, or pledge its assets taken at value to any extent greater than 15% of its gross assets taken at cost; (c) Act as underwriter of securities of other issuers; (d) Invest in real estate except for office purposes; (e) Purchase or sell commodities or commodity contracts, except that it may purchase or sell financial futures contracts involving U.S. Treasury securities, corporate securities, or financial indexes; (f) Lend its funds or other assets to any other person; however, the purchase of a portion of publicly distributed bonds, debentures or other debt instruments, the purchase of certificates of deposit, U.S. Treasury debt securities, and the making of repurchase agreements are permitted, provided repurchase agreements with fixed maturities in excess of seven days do not exceed 10% of its total assets; (g) Purchase more than 10% of any class of securities, including voting securities of any issuer, except that the purchase of U.S. Treasury debt instruments shall not be subject to this limitation; (h) Invest more than 5% of its total assets (taken at value) in the securities of any one issuer, other than obligations of the U.S. Treasury; (i) Purchase securities on margin, or participate in any joint or joint and several trading account; (j) Make any so-called "short" sales of securities, except against an identical portfolio position (i.e., a "short sale against the box");
(k) Invest more than 25% of its net assets at time of purchase (taken at value) in the securities of companies in any one industry; (l) Purchase the securities of another investment company except where such purchase is part of a plan of merger or consolidation; (m) Purchase or retain any securities of an issuer, any of whose officers, directors or security holders is an officer or director of the Portfolio, if such officer or director owns beneficially more than 1/2 of 1% of the issuer's securities or together they own beneficially more than 5% of such securities; (n) Invest in securities of companies which have a record of less than three years' continuous operation, if at the time of such purchase, more than 5% of its assets (taken at value) would be so invested; (o) Purchase participations or other direct interests in oil, gas or other mineral exploration or development programs; (p) Invest in warrants; and (q) Invest more than 10% of its assets in restricted securities and securities for which market quotations are not readily available and repurchase agreements which mature in excess of seven days; however, this shall not prohibit the purchase of money market instruments or other securities which are not precluded by other particular restrictions.

         In order to comply with certain state investment restrictions, the Portfolio's operating policy is not to: (a) Notwithstanding (b) above, pledge assets having a value in excess of 10% of its gross assets; (b) Invest in oil, gas or mineral leases or programs; and (c) Purchase real estate limited partnerships.

ITEM 14.  MANAGEMENT OF THE PORTFOLIO.

         The Trustees and officers of the Portfolio and their principal occupations during the past five years are set forth below. Their titles may have varied during that period. Asterisks indicate those Trustees who are "interested persons" (as defined in the 1940 Act) of the Portfolio. Unless otherwise indicated, the address of each Trustee and officer is P.O. Box 7177, 6000 Memorial Drive, Dublin, Ohio 43017.

                              TRUSTEES AND OFFICERS

                                  Position
   Name and Address                 Held               Principal Occupation
   ----------------               --------             --------------------
ROBERT S. MEEDER, SR.*        Trustee/President        Chairman of R. Meeder &
                                                       Associates, Inc., an
                                                       Investment Adviser.

MILTON S.                     Trustee                  Retired, formerly a
BARTHOLOMEW, ESQ.                                      practicing attorney in
1424 Clubview Blvd.S.                                  Columbus, Ohio.
Worthington, OH  43235                                 Comprises the Portfolio's
                                                       Audit Committee.

RUSSEL G. MEANS               Trustee                  Chairman of Employee
4789 Rings Road                                        Benefit Management
Dublin, OH  43017                                      Corporation, consultants
                                                       and administrators of
                                                       self-funded health and
                                                       retirement plans.

WALTER L. OGLE                Trustee                  Executive Vice President,
One Corporate Drive                                    Godwins Booke &
Clearwater, FL  34622                                  Dickenson, employee
                                                       benefit, compensation and
                                                       human resource
                                                       consultants.

NEIL P. RAMSEY                Trustee                  President, Ramsey
Suite 215                                              Financial, a private
1230 Hurstbourne Parkway                               investment management
Louisville, KY  40222                                  company

PHILIP A. VOELKER*            Trustee and Vice         Senior Vice President of
                              President                R. Meeder & Associates,
                                                       Inc.

WESLEY F. HOAG                Vice President           General Counsel and Chief
                                                       Operating Officer of R.
                                                       Meeder & Associates, Inc.
                                                       (since July 1993);
                                                       Attorney, Porter, Wright,
                                                       Morris & Arthur, a law
                                                       firm (October 1984 to
                                                       June 1993)

ROBERT S. MEEDER, JR.         Vice President           President, R. Meeder &
                                                       Associates, Inc.

DONALD F. MEEDER              Secretary/Treasurer      Vice President of R.
                                                       Meeder & Associates,
                                                       Inc., and President of
                                                       Mutual Funds Service Co.

STEVEN T. McCABE              Assistant Treasurer      Controller,R.Meeder &
                                                       Associates, Inc.

JAMES B. CRAVER               Assistant Secretary      Senior Vice President of
6 St. James Avenue                                     Signature Financial
Boston, MA  02116                                      Group, Inc.

         Robert S. Meeder, Sr. is Donald F. Meeder's uncle and Robert S. Meeder, Jr's. father.

         Each Trustee and each officer of the Portfolio hold the same positions with other Portfolios, each a corresponding Portfolio of The Flex-funds or Flex-Partners, each a Massachusetts business trust consisting of several separate series.

         Each Trustee who is not an "interested person" receives an annual fee of $3,000, plus $750 for each meeting of the Board of Trustees attended regardless of the number of Boards of Trustees on which each Trustee serves. Mr. Bartholomew comprises the Audit Committee for each corresponding Portfolio of The Flex-funds and the Flex-Partners Trusts. Mr. Bartholomew is paid $400 for each meeting of the Audit Committees attended regardless of the number of Audit Committees on which he serves. Trustee fees for the Growth Stock Portfolio totaled $3,750 for the year ended December 31, 1994 ($3,600 in 1993). Audit Committee fees for the Portfolio totaled $160 for the year ended December 31, 1994 ($160 in 1993). All other officers and Trustees serve without compensation from the Portfolio.

         The Declaration of Trust provides that the Portfolio will indemnify its Trustees and officers as described below under Item 18.

ITEM 15.  CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.

         The Flex-funds The Growth Fund (the "Fund") has an investment in the Portfolio equaling approximately 100% of the Portfolio's interests. No Trustee or officer of the Portfolio or any other person, except the Fund, own in the aggregate more than a 1% interest in the Portfolio as of the date of this Registration Statement.

ITEM 16.  INVESTMENT ADVISORY AND OTHER SERVICES.

                                     ADVISER

         R. Meeder & Associates, Inc. (the "Adviser") is the investment adviser for the Portfolio. The Adviser serves the Portfolio pursuant to an Investment Advisory Agreement which has been approved by a vote of a majority of the Trustees, including a majority of those Trustees who are not "interested persons" (as defined in the 1940 Act) of the Portfolio and which will remain in force so long as renewal thereof is specifically approved at least annually by a majority of the Trustees or by a majority vote of the investors in the Portfolio (with the vote of each being in proportion to the amount of its investment) ("Majority Portfolio Vote"), and in either case by vote of a majority of the Trustees who are not "interested persons" (as defined in the

1940 Act) at a meeting called for the purpose of voting on such renewal.

         The Investment Advisory Agreement will terminate automatically if assigned and may be terminated without penalty at any time upon 60 days' prior written notice by Majority Portfolio Vote, by the Trustees of the Portfolio, or by the Adviser.

         The Adviser earns an annual fee, payable in monthly installments at the rate of 1.00% of the first of the first $50 million, 0.75% of the next $50 million and 0.60% in excess of $100 million of the Portfolio's average net assets. For the year ended December 31, 1994, the Portfolio paid fees to the Adviser totaling $240,045 ($259,462 in 1993; $204,128 in 1992).

                                 TRANSFER AGENT

         The Portfolio has entered into an Administration and Accounting Services Agreement with Mutual Funds Service Co. ("MFSCo"), which acts as transfer agent for the Portfolio. MFSCo maintains an account for each investor in the Portfolio, performs other transfer agency functions and acts as dividend disbursing agent for the Portfolio.

                                    CUSTODIAN

         Pursuant to a Custody Agreement, Star Bank, N.A., Cincinnati, acts as the custodian of the Portfolio's assets (the "Custodian"). The Custodian's responsibilities include safeguarding and controlling the Portfolio's cash and securities, handling the receipt and delivery of securities, determining income and collecting interest on the Portfolio's investments and maintaining books of original entry for Portfolio accounting and other required books and accounts. Securities held by the Portfolio may be deposited into the Federal Reserve-Treasury Department Book Entry System or the Depository Trust Company and may be held by a subcustodian bank if such arrangements are reviewed and approved by the Trustees of the Portfolio. The Custodian does not determine the investment policies of the Portfolio or decide which securities the Portfolio will buy or sell. The Portfolio may, however, invest in securities of the Custodian and may deal with the Custodian as principal in securities transactions. For its services, the Custodian will receive such compensation as may from time to time be agreed upon by it and the Portfolio.

                             INDEPENDENT ACCOUNTANTS

         KPMG Peat Marwick, LLP serves as the Portfolio's independent accountants and provides audit and accounting services including (i) auditing the annual financial statements, (ii) accounting assistance and consultation with respect to the preparation of filings with the Securities and Exchange Commission and (iii) preparation of annual income tax returns.

ITEM 17.  BROKERAGE ALLOCATION AND OTHER PRACTICES.

         The Portfolio seeks to obtain the best available prices on, and firm execution of, all purchases and sales of portfolio securities. In order to do so, it may buy securities from or sell securities to broker-dealers acting as principals and may use primary markets in the purchase or sale of over-the-counter securities, unless best price and execution can be obtained in some other way.

         Satisfied that it is obtaining the best available price and favorable execution, the Portfolio may, from time to time, place orders for the purchase or sale of portfolio securities with broker-dealers who provide research, statistical or other financial information or services ("research") to it or to the Adviser, or to any other client for which the Adviser acts as investment adviser. The reasonableness of brokerage commissions paid by the Portfolio in relation to transaction and research services received is evaluated by the staff of the Adviser on an ongoing basis. The general level of brokerage charges and other aspects of the Portfolio's portfolio transactions are reviewed periodically by its Board of Trustees.

         The Adviser is the principal source of information and advice to the Portfolio and is responsible for making and initiating the execution of investment decisions for the Portfolio. However, it is recognized by the Trustees that it is important for the Adviser, in performing its responsibilities to the Portfolio, to continue to receive and evaluate the broad spectrum of economic and financial information which many securities brokers have customarily furnished in connection with brokerage transactions and that, in compensating brokers for their services, it is in the interest of the Portfolio to take into account the value of the information received for use in advising the Portfolio. The extent, if any, to which the obtaining of such information may reduce the expenses of the Adviser in providing management services to the Portfolio is not determinable. In addition, it is understood by the Trustees that other clients of the Adviser might also benefit from the information obtained for the Portfolio, in the same manner that the Portfolio might also benefit from information obtained by the Adviser in performing services to others.

         The Adviser utilizes brokers who have demonstrated an ability to execute orders on a favorable basis, or who are able to provide research or other services. The Adviser does not knowingly authorize a higher rate of commission to one broker than to any other. In order to assure itself that the Portfolio is paying reasonable commissions, the Adviser will periodically attempt to determine the rates being paid by other institutional investors of similar size.

         Currently, the Adviser negotiates for commissions equal to no more than 20 basis points (1/5 of 1%) and is generally able to hold commissions at or below that level. For the fiscal year ended December 31, 1994, this approach resulted in an average commission of 5.8 cents per share on portfolio purchases and sales. Debt securities are purchased on a net basis.

         The Adviser, and the open-end management investment companies managed by the Adviser (including the Portfolio) have previously purchased various research and other services with brokerage commissions paid to or for the benefit of certain entities, whose service, annual fees and charges for the year ended December 31, 1994 were as follows: (1) Standard & Poors Securities, Inc., fixed income research, $7,762 per year, $6,385 paid in 1994. (2) The Clifton Group, equity and fixed income research and trading $40,516 per year, $40,516 paid in 1994. (3) Yanni Bilkey, fixed income research, $7,500 per year, $7,500 paid in 1994. (4) Wellington & Co., miscellaneous research services and reports, $7,343 per year, $7,343 paid in 1994. (5) Merrill Lynch Capital Markets, miscellaneous research services and reports, $6,451 per year, $6,451 paid in 1994. (6) Bloomberg Financial, equity and fixed income research, $20,298 per year, $20,298 paid in 1994. (7) Moody's Investor Services, fixed income research, $11,736 per year, $11,736 paid in 1994. (8) Commodity Quote Graphics, equity and fixed income research, $13,220 per year, $13,220 paid in 1994. These entities receive payments through Wellington and Company and The Citation Group which received $1.75 and $1.70 respectively for each $1 paid. The fees listed above include those paid by both RMA and the Trust. Total commissions paid by the Trust to Wellington and Company and The Citation Group amounted to $13,625 and $4,035, respectively.


         The Board of Trustees of the Portfolio has approved an arrangement between the Adviser and Miller/Howard Investments, Inc. under which Miller/Howard Investments, Inc. will provide the Adviser with research services regarding securities under consideration for purchase and sale by the Portfolio and the timing of the purchase and sale of such securities. Miller/Howard Investments, Inc. will be paid for such research services by one or more broker/dealers executing securities transactions on behalf of the Portfolio. Lowell Miller, the President and a director of Miller/Howard Investments, Inc., is a Vice President of The Flex-funds. Miller/Howard Investments, Inc. serves as the subadviser to the Utilities Stock Portfolio. All of the assets of the Total Return Utilities Fund, a series of The Flex-funds, and the BTB Fund, a series of The Flex-Partners, are invested in the Utilities Stock Portfolio.


         It is the opinion of the Trustees of the Portfolio and of the Adviser that the receipt of research from brokers will not materially reduce the Adviser's own research activities or the overall cost of fulfilling its contractual obligations to the Portfolio.

         During the year ended December 31, 1994 the Growth Stock Portfolio paid total commissions of $135,422 ($99,419 in 1993; $248,993 in 1992).

ITEM 18.  CAPITAL STOCK AND OTHER SECURITIES.

         Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Portfolio. Investors are entitled to participate pro rata in distributions of taxable income, loss, gain and credit of the Portfolio. Upon liquidation or dissolution of the Portfolio, investors are entitled to share pro rata in the Portfolio's net assets available for distribution to its investors. Investments in the Portfolio have no preference, preemptive, conversion or similar rights and are fully paid and nonassessable, except as set forth below. Investments in the Portfolio may not be transferred. Certificates representing an investor's beneficial interest in the Portfolio are issued only upon the written request of an investor.

         Each investor is entitled to a vote in proportion to the amount of its investment in the Portfolio. Investors in the Portfolio do not have cumulative voting rights, and investors holding more than 50% of the aggregate beneficial interest in the Portfolio may elect all of the Trustees of the Portfolio if they choose to do so and in such event the other investors in the Portfolio would not be able to elect any Trustee. The Portfolio is not required to hold annual meetings of investors but the Portfolio will hold special meetings of investors when in the judgment of the Portfolio's Trustees it is necessary or desirable to submit matters for an investor vote. No material amendment may be made to the Portfolio's Declaration of Trust without the affirmative majority vote of investors (with the vote of each being in proportion to the amount of their investment).

         The Portfolio may enter into a merger or consolidation, or sell all or substantially all of its assets, if approved by the vote of two-thirds of its investors (with the vote of each being in proportion to the amount of their investment), except that if the Trustees of the Portfolio recommend such sale of assets, the approval by vote of a majority of the investors (with the vote of each being in proportion to the amount of their investment) will be sufficient. The Portfolio may also be terminated (i) upon liquidation and distribution of its assets, if approved by the vote of two-thirds of its investors (with the vote of each being in proportion to the amount of their investment), or (ii) by the Trustees of the Portfolio by written notice to its investors.

         The Portfolio is organized as a trust under the laws of the State of New York. Investors in the Portfolio will be held personally liable for its obligations and liabilities, subject, however, to indemnification by the Portfolio in the event that there is imposed upon an investor a greater portion of the liabilities and obligations of the Portfolio than its proportionate beneficial interest in the Portfolio. The Declaration of Trust also provides that the Portfolio shall maintain appropriate insurance (for example, fidelity bonding and errors and omissions insurance) for the protection of the Portfolio, its investors, Trustees, officers, employees and agents covering possible tort and other liabilities. Thus, the risk of an investor incurring financial loss on account of investor liability is limited to circumstances in which both inadequate insurance existed and the Portfolio itself was unable to meet its obligations.

         The Declaration of Trust further provides that obligations of the Portfolio are not binding upon the Trustees individually but only upon the property of the Portfolio and that the Trustees will not be liable for any action or failure to act, but nothing in the Declaration of Trust protects a Trustee against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. The Declaration of Trust provides that the trustees and officers will be indemnified by the Portfolio against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Portfolio, unless, as to liability to the Portfolio or its investors, it is finally adjudicated that they engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in their offices, or unless with respect to any other matter it is finally adjudicated that they did not act in good faith in the reasonable belief that their actions were in the best interests of the Portfolio. In the case of settlement, such indemnification will not be provided unless it has been determined by a court or other body approving the settlement or other disposition, or by a reasonable determination, based upon a review of readily available facts, by vote of a majority of disinterested Trustees or in a written opinion of independent counsel, that such officers or Trustees have not engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of their duties.

ITEM 19.  PURCHASE, REDEMPTION AND PRICING OF SECURITIES.

         Beneficial interests in the Portfolio are issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"). Investments in the Portfolio may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities which are "accredited investors" as defined in Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

         The Portfolio determines its net asset value as of 4:00 p.m., New York time, each Fund Business Day by dividing the value of the Portfolio's net assets by the value of the investment of the investors in the Portfolio at the time the determination is made. (As of the date of this Registration Statement, the New York Stock Exchange is open for trading every weekday except for the following holidays (or days on which such holiday is observed): New Year's Day, President's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas.) Purchases and reductions will be effected at the time of determination of net asset value next following the receipt of any purchase or reduction order.

         Securities owned by the Portfolio and listed or traded on any national securities exchange are valued at each closing of the N.Y.S.E. on the basis of the last sale on such exchange each day that the exchange is open for business. If there is no sale on that day, or if the security is not listed, it is valued at its last bid quotation on the exchange or, in the case of unlisted securities, as obtained from an established market maker. Futures contracts are valued on the basis of the cost of closing out the liability; i.e., at the settlement price of a closing contract or at the asked quotation for such a contract if there is no sale. Money market instruments having maturities of 60 days or less are valued at amortized cost if not materially different from market value. Portfolio securities for which market quotations are not readily available are to be valued by the Adviser in good faith at its own expense under the direction of the Trustees.

ITEM 20.  TAX STATUS.

         The Portfolio is organized as a trust under New York law. Under the method of operation of the Portfolio, the Portfolio is not subject to any income tax. However, each investor in the Portfolio is taxable on its share (as determined in accordance with the governing instruments of the Portfolio) of the Portfolio's ordinary income and capital gain in determining its income tax liability. The determination of such share is made in accordance with the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

         The Portfolio's taxable year-end is December 31. Although, as described above, the Portfolio is not subject to federal income tax, it files appropriate federal income tax returns.

         The Portfolio's assets, income and distributions are managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended, assuming that the investor invested all of its investable assets in the Portfolio.

ITEM 21.  UNDERWRITERS.

         The exclusive placement agent for the Portfolio is SBDS, which receives no additional compensation for serving in this capacity. Investment companies, insurance company separate accounts, common and commingled trust funds and similar organizations and entities may continuously invest in the Portfolio.

ITEM 22.  CALCULATION OF PERFORMANCE DATA.

         Not applicable.

ITEM 23.  FINANCIAL STATEMENTS.

         Not applicable.

                                     PART C

         Not Applicable.

                                   SIGNATURES


         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin and State of Ohio on the 6th day of December, 1995.

                                                 GROWTH STOCK PORTFOLIO


                                                 By /s/ Wesley F. Hoag
                                                    ---------------------
                                                     Wesley F. Hoag
                                                     Vice President